================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT                      [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT   [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         TIENS BIOTECH GROUP (USA), INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2)     Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)     Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5)     Total fee paid:

[ ]     Fee previously paid with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount Previously Paid:

--------------------------------------------------------------------------------

(2)     Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

(3)     Filing Party:

--------------------------------------------------------------------------------

(4)     Date Filed:

--------------------------------------------------------------------------------

================================================================================

                         TIENS BIOTECH GROUP (USA), INC.
                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 21, 2006
                    ----------------------------------------

TO OUR STOCKHOLDERS:

         PLEASE TAKE NOTICE that the annual meeting of stockholders (the "Annual Meeting") of Tiens Biotech Group (USA), Inc. (the "Company"), will be held at the Company's Tianjin, China offices at No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, on November 21, 2006, at 9:00 a.m., local time, for the following purposes:

1. To elect seven directors to hold office for the term specified in the proxy statement or until their successors are elected and qualified;

2. To ratify the appointment of Moore Stephens Frazer and Torbet, LLP, independent public accountants, as the auditor of the Company for the year 2006; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment.

         The Board of Directors has fixed the close of business on October 11, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment. A proxy statement, which describes the foregoing proposals and a form of proxy accompany this notice.

                                             By Order of the Board of Directors


                                             /s/ Jinyuan Li
                                             -----------------------------------
                                             Jinyuan Li
                                             Chairman, Chief Executive Officer
                                             and President

Dated: October 11, 2006

                                    IMPORTANT

Whether or not you expect to attend the Annual Meeting, please execute the accompanying proxy and return it promptly in the enclosed reply envelope, which requires no postage. If you grant a proxy, you may revoke it at any time prior to the Annual Meeting. Also, whether or not you grant a proxy, you may vote in person if you attend the Annual Meeting.

                         TIENS BIOTECH GROUP (USA), INC.
                    ----------------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 21, 2006
                    ----------------------------------------

                              SOLICITATION OF PROXY

         The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Tiens Biotech Group (USA), Inc. (the "Company"), for use at the annual meeting of stockholders of the Company (the "Annual Meeting") to be held at the Company's Tianjin, China offices, located at No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, on November 21, 2006, at 9:00 a.m., local time, and at any adjournment. In addition to mail, proxies may be solicited by personal interview, telephone or telegraph by the Company's officers, directors and other employees, without additional compensation. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse them at the rates suggested by the American Stock Exchange. The Company will bear the cost of solicitation of proxies, which are expected to be nominal. The Board has set October 11, 2006 as the record date (the "Record Date") to determine those holders of record of common stock, par value $.001 per share (the "Common Stock"), who are entitled to notice of, and to vote at the Annual Meeting. On or about October 16, 2006, this Proxy Statement and the proxy card (the "Proxy Card" or "Proxy") are being mailed to stockholders of record as of the close of business on the Record Date.

         If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such instructions. If a stockholder fails to so specify with respect to such proposals, the proxy will be voted "FOR" Proposals No. 1 and No. 2.

OUTSTANDING VOTING SECURITIES

         Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 71,333,586 shares of Common Stock outstanding. Stockholders are entitled to one vote for each share of Common Stock held as of the record date.

         If a quorum is present, in person or by proxy, all elections for Directors shall be decided by a plurality of the votes cast in respect thereof. If no voting direction is indicated on the proxy cards, the shares will be considered votes for the nominees. Stockholders entitled to vote for the election of Directors can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.

         Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of Directors. Brokers holding shares of the Company's Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors and the ratification of the appointment of the independent auditors. Abstentions will be counted as present for purposes of determining the existence of a quorum. Abstentions and broker non-votes on the Company's proposal to ratify the appointment of the independent auditors will not have any effect for or against such proposal.

HOW YOU CAN VOTE

         You may vote your shares by signing the enclosed proxy or voting instruction card and returning it in a timely manner. Please mark the appropriate boxes on the card and sign, date and return the card promptly. A postage-paid return envelope is enclosed for your convenience.

         Execution of the accompanying proxy card will not affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted or by attending the Annual Meeting and electing to vote in person.

                            SECURITY OWNERSHIP TABLE

         The following table sets forth information with respect to the beneficial ownership of shares of common stock as of October 9, 2006:

         o each person or entity who is known by the Company to beneficially own five percent or more of the common stock;

         o    each director and executive officer of the Company; and

         o    all directors and executive officers of the Company as a group.

NAME OF BENEFICIAL OWNER (1)                NUMBER OF SHARES    PERCENT
-----------------------------------------   ----------------    -------
Jinyuan Li                                        65,835,000      92.29%

Wenjun Jiao                                          665,000          *

Yupeng Yan                                           665,000          *

Ping Bai                                             665,000(2)       *

Socorro Maria Quintero                                    --         --

Howard R. Balloch                                         --         --

Gilbert D. Raker                                          --         --

All Directors and Executive Officers as a         67,830,000       95.1%
Group (7 persons)

----------
* Less than one percent.

(1) Unless otherwise indicated, the address for each named individual or group is c/o Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.

(2) Includes 6,650 shares owned by Tian Jin Mei Jing International Love and Affection Foundation Limited, over which Ms. Bai has sole voting and investment power.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options, warrants or convertible securities (in any case, the "Currently Exercisable Options"). Each beneficial owner's percentage ownership is determined by assuming that the Currently Exercisable Options that are held by such person (but not those held by any other person) have been exercised or converted.

                                 PROPOSAL NO. 1.

                           ELECTION OF SEVEN DIRECTORS

         Seven directors will be elected at the Annual Meeting to serve for a term of one year, until the next Annual Meeting and until their successors have been duly elected and have qualified. If any nominee is unable to serve, which the Board has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The seven nominees for election as directors to serve until the next Annual Meeting are Jinyuan Li, Wenjun Jiao, Yupeng Yan, Ping Bai, Socorro M. Quintero, Howard R. Balloch, and Gilbert D. Raker.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES OF THE COMPANY

         Set forth below are the names of the directors, executive officers and key employees of the Company as of October 9, 2006.

NAME                         AGE       POSITION
---------------------     ---------    ----------------------------------------
Jinyuan Li                    48       Chairman, Chief Executive Officer,
                                       President and Director
Wenjun Jiao                   42       Chief Financial Officer and Director
Yupeng Yan                    43       Executive Vice President and Director
Ping Bai                      36       Executive Assistant to the President
                                       and Director
Socorro M. Quintero           54       Independent Director
Howard R. Balloch             55       Independent Director
Gilbert D. Raker              63       Independent Director

BUSINESS EXPERIENCE

JINYUAN LI

Mr. Li has served as the Chairman of the Board and a Director since September 2003. Mr. Li is also the President and founder of the Company. He also serves as President of Tianshi Group and has held that position since 1995. Mr. Li has 14 years of experience in the petroleum and plastics industries. He holds a number of leadership positions in government and social associations, including as commissioner of the Tianjin Political Consultative Conference; Standing Director of China Entrepreneur's National Council; Executive Commissioner of All-China Federation of Industry and Commerce; Vice President of Chinese Bioengineering Association; and Vice president of Chinese Healthcare Association. Mr. Li was elected as one of the Top Ten Most Outstanding Talents in the Greater China Area; one of the Ten Most Popular Personages Among the High-Ranking, by China Economic Forum; Excellent Entrepreneur, by the Organization Committee of the Second Chinese Entrepreneur Forum in 2003, and as the Most Creative Chinese Businessman of Asia in 2004. Mr. Li holds a MBA degree from Nankai University.

WENJUN JIAO

Mr. Jiao has served as the Chief Financial Officer of the Company since September 2003. Prior to that, Mr. Jiao served as the Chief Financial Officer of Tianjin Tianshi Biological Development Co. Ltd. from May 2001 through August 2003, and as Chief Accountant at Xincheng Accounting Firm from 2000 until 2001. Mr. Jiao holds a Doctorate Degree in Accounting from Tianjin University of Finance and Economics and a Master Degree of Business Administration from Oklahoma City University. Mr. Jiao is a Certified Public Accountant in China.

YUPENG YAN

Mr. Yan has served as Executive Vice-President of the Company since September 2003. Prior to that, Mr. Yan served as Vice-President of Tianshi Group from March 1997 to May 2004. Since June 2004, Mr. Yan has also served as head of Tianshi Marketing Group. Mr. Yan currently holds a number of leadership positions including Vice-Dean of Tianshi Occupational Technique Institute, and Vice-Chairman of Tianshi Science and Technique Association. Mr. Yan was elected as one of the Chinese Ten Outstanding Professional Managers in 2004. Mr. Yan received an Executive Masters of Business Administration Degree from Nankai University in July 2004.

PING BAI

Ms. Bai has served as the Executive Assistant to the President of the Company since September 2003. Prior to that, she held a similar position with Tianjin Tianshi Biological Development Co. Ltd. from May 2001. She has also been Vice President of Tianshi Group since December 2004 and is responsible for global human resources. Ms. Bai served as the Regional Sales Manager for the North China Region in Sinar Mas Group from March 1998 until April 2001. Ms. Bai has extensive experience in international public relationship, management of modern enterprises and strategic management of human resources.

SOCORRO M. QUINTERO

Dr. Quintero serves as a director of the Company. Dr. Quintero is an Associate Professor of Finance at Oklahoma City University's Meinders School of Business ("OCU"). Prior to joining OCU in 1993, she served as Assistant Professor of Finance at the University of South Florida. Dr. Quintero has extensive work experience in various industrial engineering capacities and management levels while working for Atlantic Steel Company, Abbott Laboratories and Levi Strauss & Co. She received a Bachelor of Science in Physics from the University of the Philippines, a Master of Science in Industrial Engineering from the Georgia Institute of Technology, and a Doctorate degree in Finance from the University of Texas at Austin.

GILBERT D. RAKER

Mr. Raker serves as a director of the Company, and has served as the President, Chief Executive Officer and Chairman of the Board of SEMX Corporation (NASDAQ:
SEMX) since 1988. SEMX Corporation manufactures materials and components used in microelectronic circuitry, primarily for the automotive, consumer electronics, defense, medical and aerospace industries. Prior to 1988, Mr. Raker worked at two private equity investment firms and was employed as Chief Financial Officer by two New York Stock Exchange listed companies and several private companies. Mr. Raker received his Bachelor of Science degree in Chemistry from Eastern University and his Master of Business Administration in Production Management from Syracuse University.

HOWARD R. BALLOCH

Mr. Balloch serves as a director of the Company, and has been the President and Chief Executive Officer of the Canada China Business Council since 2001. In addition, Mr. Balloch served as the Canadian ambassador to the People's Republic of China from February of 1996 until July of 2001. Mr. Balloch currently serves on the board of directors of the following companies: Magic Lantern Group (AMEX:
GML), Zi Corporation (NASDAQ: ZICA), Oztime Media, a wholly-owned subsidiary of Zi Corporation, Ivanhoe Energy (NASDAQ: IVAN), Maple Leaf Education Holding and Capital Club, Beijing. Mr. Balloch is the founder and President of The Balloch Group, an investment advisory and merchant banking firm located in Beijing, China. He currently serves as an Adjunct Professor of International Business at the University of British Columbia. Mr. Balloch received his Bachelor of Arts and Master of Arts degrees from McGill University.

The Board recommends a vote FOR the slate of director nominees. The vote of a plurality of shares, present in person or represented by proxy at the Annual Meeting and entitled to vote, is required to elect each of the Directors.

                          BOARD AND COMMITTEE MEETINGS

         The Board has responsibility for establishing the Company's corporate policies and overseeing the Company's overall performance, although it is not involved in day-to-day operating details. The Board meets regularly throughout the year, including at its annual organization meeting, following the annual meeting of stockholders, to review significant developments affecting the Company and to act upon matters requiring Board approval. It also holds special meetings from time to time when matters requiring Board action arise between scheduled meetings. The Board held four meetings during 2005. No director other than Mr. Howard Balloch attended fewer than 75% of the meetings of the aggregate Board and the total number of meetings held by all committees of the Board on which he or she served.

         The Board has determined that directors Socorro M. Quintero, Gilbert D. Raker and Howard R. Balloch are all considered "independent" under Section 121(A) of the listing standards of the American Stock Exchange ("AMEX") and the requirements of the Securities and Exchange Commission ("SEC"). The remaining four members of the Board do not satisfy these "independence" definitions. The ownership by Mr. Jinyuan Li, the Company's President and Chief Executive Officer, of more than 50% of the Company's voting stock makes it a "controlled company" to which AMEX rules requiring a majority of the directors to be independent and relating to executive compensation and board nominations need not apply.

         The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee. The entire Board assumes the duties that would be delegated to a Nominating Committee. The Company believes that this practice focuses the attention of each director on the important task of selecting nominees, and a separate committee is unnecessary. The Company encourages but does not have a policy with regard to Board members' attendance at annual meetings of stockholders. The Company held an annual meeting of stockholders on December 16, 2005. Messrs. Wenjun Jiao and Yupeng Yan attended that meeting.

Compensation Committee

         The Board's Compensation Committee members are Messrs. Gilbert D. Raker, Wenjun Jiao, Yupeng Yan and Ms. Ping Bai. The Compensation Committee is responsible for reviewing compensation policies applicable to officers and key employers and making recommendations to the Board. The Compensation Committee did not hold any meetings in 2005.

Nominations by Stockholders

         The Board accepts stockholders' director nominations. Pursuant to the terms of the Company's bylaws, such nominations must be in writing and set forth
(i) the name and address of the person nominated, (ii) the name and address of the nominator, (iii) the number of shares of each class of capital stock of the Company that the nominator owns, (iv) the name and address of each other stockholder, if any, with whom the nominator is acting in concert, and (v) the number of shares beneficially owned by each such stockholder. The nominator must also submit in writing

(i) the information with respect to each such proposed nominee that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) a notarized affidavit executed by each such proposed nominee to the effect that, if elected, he/she will serve and he/she is eligible for election. To be timely delivered in connection with an annual meeting, the notice must be delivered to or mailed and received by the Secretary of the Company at the Company's principal executive offices not less than 90 days nor more than 180 days before the date of the current year's annual meeting. To be timely delivered in connection with any election of a director at a special meeting of the stockholders, the notice must be delivered to or mailed and received by the Secretary of the Company at the Company's principal executive offices not later than ten (10) days after the date that notice of the special meeting was mailed, or public disclosure of the special meeting was made, whichever occurred first. Within 30 days after the nominator has submitted the materials, the Secretary must determine whether the evidence submitted is reasonably satisfactory and must notify the nominator in writing of the determination. If the Secretary finds that such evidence is not reasonably satisfactory, or if the nominator fails to submit the requisite information in the form or within the time indicated, the Board will not consider the nomination.

         The Board does not have a formal policy on board candidate qualifications. The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily. In considering candidates for the Board, the directors evaluate the entirety of each candidate's credentials and do not have any specific minimum qualifications that must be met. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons. The directors will not evaluate candidates differently based on who has made the recommendation.

Audit Committee

         The Audit Committee operates under a formal charter in accordance with applicable laws and stock exchange rules. The charter has been approved and adopted by the Board and is reviewed and reassessed annually by the Audit Committee. The charter sets forth the responsibilities, authority, and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the Company's independent auditors and management. A copy of the Audit Committee charter was attached as Appendix 1 to the Company's proxy statement for its annual meeting held on November 17, 2004.

         The Audit Committee members are Ms. Socorro Maria Quintero and Messrs. Howard R. Balloch and Gilbert D. Raker, each of whom is independent as defined under Section 121(A) of the American Stock Exchange listing standards currently in effect. None of the Audit Committee members is a current officer or employee of the Company or any of its affiliates.

         The Board has determined that Ms. Socorro Quintero, Chairman of the Audit Committee, and Mr. Gilbert D. Raker each qualifies as an "audit committee financial expert" under the Securities and Exchanges Commission's definition. The Audit Committee met five times during 2005.

         The Audit Committee recommends engagement of the auditors, approves services performed by the auditors, and assists the full Board in fulfilling its oversight responsibilities with respect to the integrity of financial statements and other financial information. Management prepares the financial statements and establishes the system of internal control.

         The disclosure in the Audit Committee Report below does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of the Company's other filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the report by reference therein.

Audit Committee Report

         As part of its oversight responsibility, the Audit Committee reviewed and discussed the financial statements with management and the Company's independent auditor, Moore Stephens Wurth Frazer and Torbet, including a discussion about the quality and appropriateness, not just acceptability, of accounting principles applied in the company's financial statement, for the year ended December 31, 2005. The independent auditor has the responsibility for expressing an opinion on the conformity of the annual financial statements with US GAAP. The Audit Committee reviewed with the independent auditor its judgments as to the compliance of the Company's financial statements with US GAAP and SEC disclosure requirements and other matters as are required to be discussed under US GAAP. The Audit Committee met with the independent auditor, including in an executive session without management present, to discuss the results of their audit, quality of financial reporting, and audit experience with the Company.

         The Audit Committee discussed with the Moore Stephens Wurth Frazer and Torbet its independence from management and the Company. The Audit Committee received a letter and written disclosure, as required by Independence Standard Board Standard No. 1, from Moore Stephens Wurth Frazer and Torbet confirming its independence from Management and the Company.

         An engagement letter was submitted to and approved by the Audit Committee outlining the scope and plan of the annual audit.

         Relying on the reviews and discussions noted above, the Audit Committee recommended to the full Board that the financial statements be included in the Company's Annual Report on the Form 10-K for the year ended December 31, 2005 for filing with the US SEC. The Audit Committee also recommends Moore Stephens Wurth Frazer and Torbet as the Company's Independent Auditor for 2006.

The Audit Committee

Socorro Maria Quintero, Chairman
Howard R. Balloch
Gilbert D. Raker

March 2006

Process for Sending Communications to the Board

         The Company has not adopted a formal process for stockholder communication with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors as follows:

         TIENS BIOTECH GROUP (USA), INC.
         No. 6, Yuanquan Road,
         Wuqing New-Tech Industrial Park,
         Tianjin, China 301700
         Attention: Cindy Lu, Secretary

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer. No other person listed under "Directors, Executive Officers and Key Employees of the Company" had a total annual salary and bonus exceeding $100,000 for any of the fiscal years ended December 31, 2003, 2004 and 2005.

                                            Annual Compensation                           Long Term Compensation
                                  --------------------------------------   ----------------------------------------------------
                                                                                   Awards              Payouts
                                                                           -----------------------   -----------
                                                                Other                   Securities
Name and                                                       Annual      Restricted   Underlying                   All Other
Principal                                                   Compensation     Stock       Options/       LTIP       Compensation
Position                 Year     Salary ($)    Bonus ($)       ($)        Awards ($)    SARs (#)    Payouts ($)       ($)
--------------------   --------   ----------   ----------   ------------   ----------   ----------   -----------   ------------
Jinyuan Li                 2005   $  145,455           --             --            --          --            --             --
Chief Executive
Officer and                2004   $  145,455           --             --            --          --            --             --
President
                           2003   $   46,326(1)        --             --            --          --            --             --

(1) On September 9, 2003, Mr. Li was appointed as CEO. The salary disclosed here represents the compensation paid to Mr. Li from September 9, 2003 through December 31, 2003.

         The Company pays its non-employee Directors $30,000 per year in connection with their activities on behalf of the Company, plus travel expenses in connection with Board meetings.

Employment Agreements

         The Company's subsidiary, Tianjin Tianshi Biological Development Co. Ltd. ("Biological"), has entered into an employment agreement with each of the executive officers and employee directors of the Company. Mr. Jinyuan Li's contract is dated June 1, 2005 and has an indefinite period. Mr. Wenjun Jiao's contract is dated June 1, 2005 and terminates on June 30, 2010. The employment contracts for Mr. Yupeng Yan and Ms. Ping Bai, are each dated April 1, 2004 and expire on March 31, 2009. The employment contracts provide for an annual salary of RMB 1,200,000 for Mr. Jinyuan Li and RMB 396,000 for each of Messrs. Wenjun Jiao, and Yupeng Yan and Ms. Ping Bai. Under these employment contracts, the employee may rescind the contract with 30 days written notice to Biological.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The Company did not grant any stock options or stock appreciation rights ("SARs") to named executive officers in the year ended December 31, 2005.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         There were no exercises of stock options or SARs by named executive officers in the year ended December 31, 2005.

         The disclosure in the Board Compensation Committee Report below does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of the Company's other filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the report by reference therein.

Compensation Committee Report on Executive Compensation

         The Company seeks to attract and retain executive officers of the highest caliber and motivate them to maximize the success of the Company's business. With respect to the executive officers' base salaries, the Board generally adopts the recommendations of the Chief Executive Officer, who bases his recommendations on past salary levels and his perception of the quality of their respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable and operate in the same industry as the Company, although not necessarily included in the AMEX Composite Index or Nasdaq Biotechnology Index. The CEO assesses the normal responsibilities of each position, as well as the extra responsibilities and additional work related to special projects which such executive officers may be expected to perform. No relative weight was assigned to any of the foregoing factors.

         Each executive officer receives cash compensation as a base salary. Base salary for the executive officers of the Company are fixed by their respective employment agreements, as described under "Employment Agreements." Messrs. Jinyuan Li and Wenjun Jiao's salaries for 2005 were fixed in 2003, based on the CEO's subjective perceptions of salaries paid by comparable companies for comparable positions. In 2005, the Company formalized these base salary arrangements pursuant to employment agreements with Biological. Mr. Yupeng Yan and Ms. Ping Bai's salaries for 2005 were fixed in 2004 pursuant to employment agreements with Biological. Their base salaries were based on the CEO's subjective perceptions of salaries paid by comparable companies for comparable positions.

         No bonuses were awarded to any executive officers of the Company during 2005. The executive officers of the Company hold shares of common stock in the Company, as disclosed under "Security Ownership Table." The Board believes that the executive officers' equity interest in the Company motivates them to maximize the success of the Company's business and therefore did not consider bonuses for 2005.

The Compensation Committee

Ping Bai
Wenjun Jiao
Gilbert D. Raker
Yupeng Yan

Compensation Committee Interlocks and Insider Participation

Compensation Committee members Messrs Wenjun Jiao and Yupeng Yan and Ms. Ping Bai are each an employee and officer of the Company.

STOCK PRICE PERFORMANCE PRESENTATION

         The following chart compares the cumulative stockholder return on the Company's common stock with the cumulative total stockholder return of (i) the AMEX Composite Index and (ii) the Nasdaq Biotechnology Index.

                             CUMULATIVE TOTAL RETURN
                     AMONG TIENS BIOTECH GROUP (USA), INC.,
           AMEX COMPOSITE MARKET INDEX AND NASDAQ BIOTECH INDEX (1)(2)

                              [CHART APPEARS HERE]

                                       OCTOBER 7,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                          2003           2003           2004           2005
                                      ------------   ------------   ------------   ------------
Tiens Biotech Group (USA), Inc.       $     100.00   $     301.25   $     175.00   $      90.50

AMEX Composite Index                  $     100.00   $     115.51   $     141.18   $     173.14

Nasdaq Biotechnology Index            $     100.00   $      95.59   $     101.44   $     104.32

(1) Assumes $100 invested on October 7, 2003 and assumes dividends reinvested. The Company has not paid any dividends on its common stock, and no dividends are included in the report of the Company's performance. Measurement points are at the last trading day of the fiscal years ended December 31, 2003, 2004 and 2005. The material in this chart is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

(2) The Company was listed on the American Stock Exchange as of April 25, 2005. The Company's common stock began quotation on the Over the Counter Bulletin Board on October 7, 2003. Prior to October 7, 2003, the Company's common stock was eligible for quotation on the Over the Counter Bulletin Board, but there was no trading activity.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company markets all of its products through various domestic and international business entities that are related to the Company through common ownership. Related party sales amounted to 100% of the Company's total consolidated sales.

         The Company owns 100% of Tianshi International Holdings Group Ltd., a British Virgin Islands company ("Tianshi International"). Tianshi International owns 80% of Tianjin Tianshi Biological Development Co. Ltd. ("Biological"). Tianjin Tianshi Pharmaceuticals Co., Ltd. ("Tianshi Pharmaceuticals"), a Chinese company, owns the remaining 20% of Biological. Tianjin Pharmaceuticals is 87.66% owned by Tianjin Tianshi Group Co., Ltd. ("Tianshi Group"), a Chinese company, and 7.29% owned by Mr. Li's daughter, Ms. Baolan Li. Tianshi Group is 90% owned by Mr. Li and 10% owned by Ms. Li. Tianshi Group also owns 51% of Tianjin Tianshi Biological Engineering Co. Ltd. ("Tianshi Engineering"), the entity to which the Company sells all of its products for consumption in China. Ms. Li owns the remaining 49% of Tianshi Engineering.

         In April 2004, Tianshi International entered a joint venture contract with Tianshi Pharmaceuticals to establish Tiens Yihai Co. Ltd., a Chinese-Foreign Equity Joint Venture ("Tiens Yihai"). Tiens Yihai is 99.4% owned by Tianshi International and 0.6% owned by Tianshi Pharmaceuticals. Tiens Yihai is located in Shanghai, China, and was established to build a new research and development facility which would also produce the Company's nutrition supplement, home care, and personal care products.

         The Company has a sales contract with Tianshi Engineering which requires Tianshi Engineering to purchase all of the Company's products to be sold in China. The Company sells its products to Tianshi Engineering at a price equal to 25% of the Chinese market price for the products. This 25% figure was negotiated between the parties in 2003, before the Company acquired Tianshi International, and the Company believes that it is a reasonable sales price for it to receive. All of Tianshi Engineering's Chinese affiliated companies are owned in whole or in part by Mr. Jinyuan Li's immediate family members.

         Internationally, the Company sells its products directly to its overseas affiliates. Due to the common ownership, there are no formal sales or administrative agreements among Biological and those overseas related parties. The business operations among these related entities are regulated through internal ordinances.

         The following tables are provided to facilitate your understanding of the relationships between related parties and the Company and their transactions with the Company during 2006 and 2005.

                                                           SIX MONTHS ENDED
                                                            JUNE 30, 2006             2005
                                                           ----------------    -----------------
Revenue - related party                                    $     31,015,558    $      68,688,669

                                                             JUNE 30, 2006     DECEMBER 31, 2005
                                                           ----------------    -----------------
Accounts receivable, trade - related parties, net of
allowance for doubtful accounts of $208,919 and
$206,916 at June 30, 2006 and December 31, 2005,
respectively                                               $      6,792,469    $       2,165,958

Other receivables - related parties                        $      5,769,960    $       3,281,081

Loans receivable - related parties                         $     29,440,000    $               0

Advances from customers - related parties                  $      1,552,574    $       2,077,130

Other payables - related parties                           $      1,479,717    $       1,816,534

Revenues - related party

         Related party sales represent 100% of the Company's total sales for the periods indicated above.

Accounts receivable - related parties

         Accounts receivable from related parties were generated from the related parties purchasing raw materials or paying certain expenses on behalf of the Company. Accounts receivable - related party increased by $4.6 million for the six months ended June 30, 2006. The Company believes that the Chinese market has great potential. In order to increase its market share of the Chinese market, Tianshi Engineering has been spending on sales and marketing in China, such as advertising on Chinese television. To support these efforts by Tianshi Engineering, the Company extended the date to collect payment for its sales to Tianshi Engineering. The Company continued to collect a portion of the accounts receivable from Tianshi Engineering during the second quarter of 2006.

Other receivables - related parties

         Other receivables - related parties are generated from the Company's various cash advances and the allocation of administrative and operating costs incurred with related parties.

Loans receivable - related parties

         Loans receivable from related parties were $29.4 million and $0 as of June 30, 2006 and December 31, 2005, respectively. The increase is due to the loan to Tianshi Engineering amounting to RMB 200,000,000 ($25,040,000) and a $4,400,000 loan to Tianyuan Capital Development Corp. Ltd. ("Tianyuan").

         On January 1, 2006, Biological loaned $25,040,000 to Tianshi Engineering, which was due on June 30, 2006. The loan was non-interest bearing, and the purpose of the loan was to enable Tianshi Engineering to increase its sales and marketing efforts in the Chinese Market. The Company sells its products exclusively through Tianshi Engineering in China. On June 29, 2006, Biological extended the loan to December 31, 2006.

         On January 23, 2006, the Company made a $4,400,000 seven-day finance agreement with Tianyuan Capital. Mr. Jinyuan Li owns 100% of Tianyuan. The short-term financing rolls over automatically every seven days until the Company calls the loan. The agreement bears an interest at the rate of LIBOR minus five basis points. The purpose of the short-term financing was to improve cash management, and increase the earnings from short-term idle capital. The Company anticipates that this finance agreement will remain in effect until the end of the year.

         In 2004, Tianshi International entered a term loan agreement with Tianyuan, pursuant to which Tianyuan agreed to lend $10.65 million in the aggregate to Tianshi International, at an interest rate of 5% per year. Tianshi International must repay the loan in ten consecutive semiannual installments of $1,065,000 commencing June 30, 2006. Tianshi International used the loan proceeds in Tiens Yihai.

         The principal of the loan is required to be paid in ten consecutive semi-annual installments of each $1,065,000 on June 30 and December 31st of each year, commencing on June 30, 2006 and ending June 30, 2011. Interest is required to be paid on the outstanding and principal amount of the loan at an annual interest rate of 5% on June 30 and December 31, commencing on December 31, 2004. In 2005, $532,887 of interest was paid.

         On March 25, 2005 the Company entered a loan agreement with Tian Yuan Investment Ltd, a company owned by Mr. Jinyuan Li, pursuant to which Tianshi International borrowed $300,000. The loan was non-interest bearing and was paid in full on September 26, 2005.

         On September 1, 2005, the Company entered into a short-term loan agreement with Tianshi Engineering, to which the Company lent $1,857,000. The loan was non-interest bearing and was paid by December 31, 2005. The purpose of the loan was for the market expansion: the initial stage investment for 40 new branches in China.

         On September 7, 2005, the Company entered a loan agreement with Tianshi Group, pursuant to which the Company lent $990,400. Tianshi Group was required to pay interest to the Company at an annual rate of 5.22%. Both the principal and the interest of the loan were paid by December 31, 2005. The purpose of the loan was for the adoption of an Enterprise Resource Planning system and an electronic human resources system.

         On October 1, 2005, Biological entered a loan agreement with Tianshi Engineering, pursuant to which Biological lent $24,400,000. The loan was non-interest bearing. The purpose of the loan was for expansion of the Chinese market. The loan was repaid by December 31, 2005.

Advances from customers - related parties

         Advances from related party customers reflect the prepayment by certain of the Company's customers to insure that they can continue to obtain enough of the Company's products to meet their demand.

Other payables - related parties

         Other payables due to related parties arose from various operational transactions incurred with related parties.

Wellness Products Agreements

         In October 2005, Biological entered into three agreements with Tianshi Engineering to enable Tianshi Engineering to distribute Biological's products in China. The Nutrition Supplements Market Committee of the China Health Care Association ("CHCA") assessed the value of the certificates subject to the agreements. The CHCA is an independent, non-profit organization composed of manufacturing enterprises, research and development institutions in the medical and health industry and entrepreneurs and professionals from related fields. The Nutrition Supplements Market Committee of the CHCA initiates the construction of industry benchmark and industry criterion, promotes the smooth development in research and development, manufacture and sales for wellness products, and makes contributions in setting up social credibility for enterprises and products.

         On October 26, 2005, Biological entered into an agreement with Tianshi Engineering (the "Wellness Products Agreement I") relating to the joint ownership of the Certificates of Domestic Wellness Product issued by the State Food and Drug Administration of the PRC (the "SFDA") covering eighteen of Biological's wellness products (the "Wellness Certificates I") and the relevant production technology. Pursuant to the Wellness Products Agreement I, Biological will jointly share the ownership of the Wellness Certificates I and relevant production technology with Tianshi Engineering. Under the agreement, Biological and Tianshi Engineering both have the right to use the Wellness Certificates I and all technology to produce, manufacture and sell wellness products pursuant to local law.

         The Nutrition Supplements Market Committee of the CHCA assessed the value of the Wellness Certificates I and the relevant production technology at USD$1.22 million (USD$1.00 = 8.08 RMB) based upon the CITCA's Market Evaluation Report. Tianshi Engineering paid Biological 20% of this purchase price upon signing the Wellness Products Agreement I and will pay the remaining 80% of the purchase price within seven business days of the date the SFDA transfers joint ownership interest in the Wellness Certificates I and relevant production technology to Tianshi Engineering.

         On October 26, 2005, Biological entered an agreement with Tianshi Engineering (the "Wellness Products Agreement II") relating to the transfer of ownership of the Certificates of Domestic Wellness Product covering six of Biological's wellness products (the "Wellness Certificates II") and the relevant production technology to Tianshi Engineering. Tianshi Engineering has the sole right to use the Wellness Certificates II and all technology to produce, manufacture and sell the wellness products pursuant to local law.

         The Nutrition Supplements Market Committee of the CHCA assessed the value of the Wellness Certificates II and the relevant production technology at USD$292,503 based upon its Market Evaluation Report. Tianshi Engineering paid Biological 20% of this purchase price upon signing the Wellness Products Agreement II and will pay the remaining 80% of the purchase price within seven business days of the date the SFDA transfers ownership of the Wellness Certificates II to Tianshi Engineering.

         On October 26, 2005, Biological entered an agreement with Tianshi Engineering (the "Dietary Supplement Products Agreement") relating to the joint ownership of the Certificates of Domestic Dietary Supplement Product covering ten of Biological's dietary supplement products (the "Dietary Supplement Certificates") and the relevant production technology. Pursuant to the Dietary Supplement Products Agreement, Biological will jointly share the ownership of the Dietary Supplement Certificates and relevant production technology with Tianshi Engineering. Tianshi Engineering is agreeing to share ownership of the Dietary Supplement Certificates and relevant production technology with Biological. Under the agreement, Biological and Tianshi Engineering both have the right to use the Dietary Supplement Certificates and all technology to produce, manufacture and sell the dietary supplement products pursuant to local law.

         The Nutrition Supplements Market Committee of the CHCA assessed the value of the Dietary Supplement Certificates and the relevant production technology at $173,126 based upon its Market Evaluation Report. Tianshi Engineering paid Biological 20% of this purchase price upon signing the Dietary Supplement Products Agreement and will pay the remaining 80% of the purchase price within seven business days of the date that Biological delivers to Tianshi Engineering all of the documents related to the technology for the dietary supplements and the Dietary Supplement Certificates.

Rent expense

         Since 2003, Biological has leased office space and manufacturing facilities from Tianshi Group. The lease expires at the end of 2007 and requires annual rent at 1% of the Company's total gross revenues. The rent was negotiated by the parties prior to entering into the agreement, before the Company acquired Tianshi International, and the Company believes that it is a reasonable rent for the facilities. The term of this agreement is for five years commencing on January 1, 2003. In addition, the Company is obligated to pay insurance, maintenance and other expenses related to the premises. The total amount paid on this lease amounted to $307,606 and $316,037 for the six months ended June 30, 2006 and 2005, respectively.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of Forms 3 and 4 and amendments to these forms furnished to the Company, all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed all such required reports during and with respect to 2005.

                                 PROPOSAL NO. 2.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board has reappointed Moore Stephens Frazer and Torbet, LLP as independent auditors to audit the financial statements of the Company for the current fiscal year, subject to the ratification of such appointment by the Company's stockholders. Moore Stephens Frazer and Torbet, LLP has served as the Company's independent auditors since 2002.

         Representatives of the firm of Moore Stephens Frazer and Torbet, LLP may be present at the Annual Meeting by telephone conference call to respond to appropriate questions and will have an opportunity to make a statement, if they so desire.

         Aggregate fees billed to the Company by Moore Stephens Frazer and Torbet, LLP during the fiscal years ended December 31, 2005 and 2004 were:

                                    2005         2004
                                 ----------   ----------
Audit Fees                       $  220,000   $  215,000
Audit-Related Fees                       --           --
Tax Fees                         $   10,000   $   10,000
All Other Fees                   $   35,000   $   27,000
    Total                        $  265,000   $  252,000

Audit Fees
----------

         This category includes aggregate fees billed by Moore Stephens Frazer and Torbet, LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2005 and 2004, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q.

Audit Related Fees
------------------

         Other than the fees described under the caption "Audit Fees" above, Moore Stephens Frazer and Torbet, LLP did not bill any fees for services rendered to the Company during 2005 and 2004 for assurance and related services in connection with the audit or review of the Company's consolidated financial statements.

Tax Services Fees
-----------------

         This category consists of services involved the preparation of the Company's United States Corporate Consolidated Tax Returns for 2005 and 2004.

All Other Fees
--------------

         The category consisted of professional advice on the Company's compliance with Section 404 of the Sarbanes-Oxley Act and performing research, including preparing a memorandum regarding FASB FIN 46R in 2004.

Pre-Approval of Services
------------------------

         The Audit Committee has adopted pre-approval policies for all services, including both audit and non-audit services, provided by the Company's independent auditors. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences. The independent auditor also submits an audit services fee proposal, which also must be approved by the Committee before the audit commences. The audit, tax, and all other fees and services described above were pre-approved for 2005.

         The Board of Directors of the Company recommends that the stockholders vote FOR approval of this proposal. The affirmative vote of the majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of the independent auditors.

                                  MISCELLANEOUS

ANNUAL REPORT

         UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, TO EACH STOCKHOLDER OF RECORD OR TO EACH STOCKHOLDER WHO OWNED THE COMPANY'S COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON OCTOBER 11, 2006. ANY REQUEST BY A STOCKHOLDER FOR THE COMPANY'S ANNUAL REPORT ON FORM 10-K SHOULD BE SENT TO:

         TIENS BIOTECH GROUP (USA), INC.
         No. 6, Yuanquan Road,
         Wuqing New-Tech Industrial Park,
         Tianjin, China 301700
         Attention: Cindy Lu, Secretary

OTHER BUSINESS

         The Company's management is not aware of any other matters, which are to be presented at the meeting, nor the Company been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Stockholders' proposals intended to be presented at the 2007 Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at No. 6 Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, no later than June 18, 2007 for inclusion in the Company's proxy statement and form of proxy for that meeting. Pursuant to the Company's by-laws the stockholder must (i) timely deliver the proposal to the Secretary, (ii) provide evidence reasonably satisfactory to the Secretary of such stockholder's status as a stockholder and the number of shares of each class of the Company that the stockholder owns, (iii) provide a list of the names and address of other stockholders, if any, within whom such stockholder is acting in concert, and the number of shares beneficially owned by each such stockholder, and (iv) if the proposal relates to a proposed change in the Company's Certificate of Incorporation or By-laws, an opinion of counsel to the effect that such change would not be in conflict with the laws of the State of Delaware. Although proposals that are not timely submitted will not be included in the proxy statement for the 2007 Annual Meeting of Stockholders, the SEC rules allow proxies to grant discretionary authority to vote on matters that were not timely submitted to the Company, provided that the Company had notice of such matters no later than September 1, 2007.

The above notice and proxy statement are sent by order of the Board.

                                          /s/ Jinyuan Li
                                          --------------------------------------
                                          Jinyuan Li
                                          Chairman of the Board, Chief Executive
                                          Officer and President

October 11, 2006

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                      PROXY
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                         TIENS BIOTECH GROUP (USA), INC.
                         TO BE HELD ON NOVEMBER 21, 2006

         The undersigned hereby appoints Jinyuan Li as the lawful agent and Proxy of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Tiens Biotech Group (USA), Inc. held of record by the undersigned as of the close of business on October 11, 2006, at the Annual Meeting of Stockholders to be held on November 21, 2006, or any adjournment or postponement.

The Board of Directors recommends a vote for Proposals 1 and 2.

1.       ELECTION OF DIRECTORS

         [ ]  FOR all nominees listed below         [ ] WITHHOLD AUTHORITY
         (except as marked to the contrary below)   to vote for all  nominees
                                                    listed below
         ----------
         Mr. Jinyuan Li, Mr. Wenjun Jiao, Mr. Yupeng Yan, Ms. Ping Bai, Ms. Socorro Maria Quintero, Mr. Howard R. Balloch, Mr. Gilbert D. Raker

INSTRUCTION: To withhold authority to vote for any nominees, write the nominees' names on the space provided below.)

         -----------------------------------------------------------------------

2.       RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS.

         [ ]   FOR                  [ ]     AGAINST           [ ]     ABSTAIN

3. In his discretion, the Proxy is authorized to vote upon any matters, which may properly come before the Meeting, or any adjournment or postponement thereof

         It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. WHERE NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS IN PROPOSAL 2.

         Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:  __________, 2006


                                            _______________________________
                                            Signature


                                            _______________________________
                                            Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.